EX99 – 2(g)(i)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of this 22nd day of January, 2010, by and between PNC Alternative Strategies Fund LLC, a Delaware limited liability company (the “Company”), and PNC Capital Advisors, LLC, a Delaware limited liability company (the “Manager”).

1. Duties and Compensation of the Manager.

For the services to be rendered by the Manager to PNC Alternative Strategies Master Fund LLC (the “Master Fund”) as provided in the Investment Management Agreement between the Master Fund and the Manager (the “Master Fund Investment Management Agreement”), the Company, which invests substantially all of its investable assets into the Master Fund and therefore directly benefits from the Manager’s services, shall pay to the Manager at the end of each fiscal year, a performance-based incentive fee (the “Incentive Fee”) equal to 10% of each member’s net profits for such incentive period in excess of such member’s loss carryforward amount, which commences at zero and is increased or reduced each incentive period by the net losses or net profits, respectively, allocated to a member’s capital account for such incentive period.

2. Other Services.

It is understood by both parties that the Manager will also be retained to serve in capacities for the Company and the Master Fund, other than in its capacity as investment manager to the Master Fund, through separate contracts, and shall be compensated for such additional services in accordance with the terms set forth thereunder. Such other responsibilities may include, but are not limited to, serving as Administrator pursuant to an Administrative Services Agreement.

3. Reports.

The parties agree to furnish to each other current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in connection with this Agreement.

The Manager shall submit and present to the Board of Directors of the Company (the “Board”) reports of the assets of the Company and the Master Fund, the value of such assets, and the performance of the investment funds in which the Master Fund invests its assets, on a quarterly basis. All investment information supplied by the Manager to the Board is confidential and is to be used by the Company for internal purposes only. Upon termination of this Agreement, the Manager shall promptly, upon demand, return to the Company all records (or copies of such records) that the Company reasonably believes are necessary in order to discharge the Manager’s responsibilities to the Company.

4. Liability of Manager.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, in performance of its obligations and duties hereunder and under the Master Fund Investment Management Agreement, the Manager shall not be subject to any liability whatsoever to the Company, or to any Member for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder and under the Master Fund Investment Management Agreement including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Master Fund.

5. Indemnification.

(a) To the fullest extent permitted by law, the Company shall, subject to Section 5(c), indemnify the Manager (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Manager, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Manager to the Master Fund, or the past or present performance of services to the Company or the Master Fund in accordance herewith and with the Master Fund Investment Management Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 5 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 5.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 5(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a “Director,” and collectively, the “Directors”) of the Company who are not “interested persons” (as that term is defined in the

Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company (“Independent Directors”) (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement or the Master Fund Investment Management Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence of the indemnitee’s office, indemnification shall be provided in accordance with Section 5(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement or the Master Fund Investment Management Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

(d) Any indemnification or advancement of expenses made in accordance with this Section 5 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 5 it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section 5 the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 5. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 5, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 5 shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 5 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 5 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 5 shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Manager or any indemnitee.

6. Duration and Termination.

This Agreement will become effective as of the date first written above and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or Interested Persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company; provided however, that if the Members of the Company fail to approve the Agreement as provided herein, the Manager may continue to serve in its capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Company on 60 days’ written notice to the Manager. This Agreement may be terminated by the Manager at any time, without the payment of any penalty, upon 90 days’ written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment by the Manager, provided that an assignment to a successor to all or substantially all of the Manager’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Manager’s business shall not be deemed to be an assignment for the purposes of this Agreement.

7. Definitions.

As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

8. Amendment of Agreement.

This Agreement may be amended by mutual consent, but the consent of the Manager must be approved (a) by vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Company.

9. Severability.

If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10. Applicable Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

11. Notices.

Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

12. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13. Form ADV; Company Changes.

The Company acknowledges receiving Part II of the Manager’s Form ADV.

14. Company Obligations.

The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

PNC CAPITAL ADVISORS, LLC

/s/ Kevin A. McCreadie
Name:	Kevin A. McCreadie
Title	President

PNC ALTERNATIVE STRATEGIES FUND LLC

/s/ Jennifer E. Spratley
Name:	Jennifer E. Spratley
Title:	Vice President